Filed Pursuant to Rule 433
Registration No. 333-181305-01
March 5, 2014

TUCSON ELECTRIC POWER COMPANY
$150,000,000
5.00% Notes due 2044
PRICING TERM SHEET

Issuer:	Tucson Electric Power Company
Security:	5.00% Notes due 2044
Ratings (Moody’s/S&P/Fitch):*	Baa1/BBB/BBB
Principal Amount:	$150,000,000
Trade Date:	March 5, 2014
Settlement Date:	March 10, 2014 (T+3)
Maturity Date:	March 15, 2044
Interest Payment Dates:	March 15 and September 15 of each year, commencing September 15, 2014
Coupon:	5.00%
Public Offering Price:	99.445% per Note
Yield to Maturity:	5.036%
Benchmark Treasury:	3.75% due November 15, 2043
Benchmark Treasury Yield:	3.636%
Spread to Benchmark Treasury:	+140 bps
Optional Redemption:	Make-whole call at any time prior to September 15, 2043 at 25 bps spread over Benchmark Treasury.
Callable on or after September 15, 2043 at par.
CUSIP/ISIN:	898813 AM2 / US898813AM24
Joint Book-Running Managers:	J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Co-Managers:	BNY Mellon Capital Markets, LLC Mitsubishi UFJ Securities (USA), Inc. Scotia Capital (USA) Inc.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. Each rating is subject to revision or withdrawal at any time by the assigning rating organization. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be considered independently of all other ratings.
The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.